UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2012

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of April 2012 issued on May 1, 2012 appears below.

May 1, 2012

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

On Friday, April 20, 2012, the Federal Home Loan Bank of New York announced our unaudited First Quarter 2012 Operating Highlights. I am proud to state that we have started 2012 off on the right foot, in stride with our very solid 2011 performance. We have continued to perform well because of our commitment to focusing on being an advances bank for our members, providing you with the liquidity you need when you need it. And as our results reflect, this is clearly the model that works.

In the first quarter of 2012, our net income was $101.9 million, an increase of $30.9 million, or 43.6 percent, from net income of $71.0 million for the first quarter of 2011. Return on average equity ("ROE") for the quarter was 8.17 percent, compared to an ROE of 5.74 percent for the first quarter of 2011. Our advances increased by $1.2 billion in the quarter, and were $72.1 billion as of March 31, 2012.

As of March 31, 2012, our total assets were $95.7 billion, a decrease of $2.0 billion, or 2.0 percent, from total assets of $97.7 billion as of December 31, 2011. As of March 31, 2012, our total capital was $5.2 billion, an increase of $156 million, or 3.1 percent, from $5.0 billion as of December 31, 2011. In addition, our unrestricted retained earnings increased during the quarter by $24 million to $746 million as of March 31, 2012. The Bank also grew its restricted retained earnings by $20.4 million in the quarter to $44.4 million as of March 31, 2012. At March 31, 2012, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

A vote on the first quarter 2012 dividend is expected to take place at the meeting of your Board of Directors scheduled for May 17, 2012, and the distribution of that dividend is expected to take place on May 18, 2012.

In Washington

In March, the American Bankers Association held its annual Government Relations Summit in Washington. This annual event provides a valuable opportunity to meet with our elected officials and tell the important story of the local lenders who promote competition and drive job growth and economic development at the ground level, and the Home Loan Banks that support this responsible community lending. The Government Relations Summit saw tremendous participation from our region, and I thank all of you who attended for taking the time to tell your story. As our policymakers continue to grapple with solutions for our economic recovery, they could benefit from looking to the example our district’s bankers put forth every day: responsible lending focused on strengthening communities. Our members do this every day, and do it well.

And as we continue to move towards economic recovery, it is a focus on responsible, appropriate lending that will get us there. In the run-up to the economic crisis of 2008, we saw far too many Wall Street players cause market instability with their wild speculation and irresponsible products, all aimed at the short-term gain. We must make sure any policies the Administration, Congress and our regulators develop are aimed at providing long-term stability and support. The Home Loan Banks have provided this stability and support for 80 years, and we are proud to remain a reliable source of funding for the local lender.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

May 1, 2012	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer